Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	October 31, 2021	October 31, 2020

Cash flows from operating activities:
Net income	$78,816	$40,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,396	93,814
Share-based compensation	5,348	4,927
Changes in operating assets, liabilities and other	(23,788)	3,962

Net cash provided by operating activities	150,772	143,046

Cash flows from investing activities:
Purchases of property, plant and equipment	(109,099)	(70,815)
Government incentives	5,775	5,263
Purchases of intangible assets	(170)	(159)

Net cash used in investing activities	(103,494)	(65,711)

Cash flows from financing activities:
Proceeds from long-term debt	20,858	20,340
Purchases of treasury stock	(48,250)	(34,394)
Repayments of debt	(20,352)	(7,392)
Dividends paid to noncontrolling interests	(9,597)	(16,151)
Proceeds from share-based arrangements	3,874	4,239
Contribution from noncontrolling interest	-	17,596
Net settlements of restricted stock awards	(436)	(248)

Net cash used in financing activities	(53,903)	(16,010)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4,703	10,986

Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,922)	72,311
Cash, cash equivalents, and restricted cash, beginning of period	281,602	209,291

Cash, cash equivalents, and restricted cash, end of period	$279,680	$281,602